EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ARKANSAS BEST CORPORATION
NAMES NEW OFFICERS
     (Fort Smith, Arkansas, December 15, 2009) — Arkansas Best Corporation (Nasdaq: ABFS) announces the appointment of J. Lavon Morton to the position of Senior Vice President, Tax and Chief Audit Executive. Donald W. Pearson has been named Vice President, Treasurer. R. David Humphrey will become Vice President, Investor Relations and Corporate Communications. All of these promotions will be effective on January 1, 2010.
     “I have worked closely with Lavon, Don and David throughout my career at Arkansas Best,” said Judy R. McReynolds who, as previously announced, will become Arkansas Best’s President and Chief Executive Officer on January 1, 2010. “Each of them has been a key contributor to the long-term success of Arkansas Best. As we face the on-going challenges of the current business environment, I look forward to continuing to work with them, and all of our outstanding officers and employees, to build toward the future success of Arkansas Best and ABF.”
     In his new position, Lavon Morton will continue to have responsibility for the company’s tax and audit functions. In addition, he will oversee administration of the company’s executive compensation and retirement services functions. Mr. Morton has 13 years of experience with the company. He has served as Arkansas Best’s Vice President — Tax and Chief Internal Auditor since January 2000.
     In his new role, Don Pearson will be responsible for the traditional treasury functions of the company including oversight of Arkansas Best’s banking relationships. Mr. Pearson has been employed at Arkansas Best for 24 years. He has been the Director of Cash Management since February 1996. He will also have responsibility for corporate purchasing at Arkansas Best.
     In his new position, David Humphrey will continue to oversee Arkansas Best’s investor relations program. In addition, he will be responsible for Arkansas Best’s corporate media and public relations activities. David has 26 years of experience with the company. He began his current position, as Arkansas Best’s Director of Investor Relations, in February 1998.

     “Arkansas Best is currently working with an outside firm in a search for our company’s new Chief Financial Officer,” said Ms. McReynolds. “During this process we will be evaluating both internal and external candidates. As we carefully look for the best person to fill this important position, the search process could take about four to six months.”
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.

Contact:	Mr. David Humphrey, Director of Investor Relations Arkansas Best Corporation Telephone: (479) 785-6200
END OF RELEASE